Exhibit 99.1

Consolidated Financial Statements of

HUMMINGBIRD LTD.

September 30, 2006, 2005 and 2004

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholder of Hummingbird Ltd.

Toronto, Canada

We have audited the consolidated balance sheets of Hummingbird Ltd. as of September 30, 2006 and 2005 and the consolidated statements of earnings, shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Hummingbird Ltd. as at September 30, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2006 in accordance with accounting principles generally accepted in the United States of America.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
April 18, 2007

Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the changes described in Note 1(b) to the financial statements. Our report to the Board of Directors and Shareholder, dated April 18, 2007, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the changes are properly accounted for and adequately disclosed in the financial statements.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
April 18, 2007

Hummingbird Ltd.

Consolidated Balance Sheets

As at September 30 (thousands of U.S. dollars)	2006	2005
ASSETS
CURRENT
Cash and cash equivalents (Note 3)	$88,287	$84,997
Accounts receivable, net of allowances of $17,592 in 2006 and $11,879 in 2005 (Note 4)	59,196	66,771
Unbilled receivables	1,127	664
Income taxes recoverable	—	804
Inventory	449	862
Prepaid expenses	4,886	5,350
Other receivables	1,408	1,528
Current portion of deferred income taxes	5,050	—

	160,403	160,976
OTHER ASSETS	1,320	2,068
DEFERRED INCOME TAXES (Note 13)	1,147	—
FIXED ASSETS (Note 5)	10,033	11,584
GOODWILL AND OTHER INTANGIBLE ASSETS (Note 6)	198,417	204,002

	$371,320	$378,630

LIABILITIES

CURRENT
Accounts payable and accrued liabilities (Note 7)	$33,760	$33,972
Income taxes payable	14,973	—
Other payable (Note 2)	1,322	—
Current portion of other long-term liabilities (Note 10)	1,051	997
Deferred revenue	76,373	74,035

	127,479	109,004
DEFERRED INCOME TAXES (Note 13)	4,016	10,308
OTHER LONG-TERM LIABILITIES (Note 10)	1,109	67

	132,604	119,379

SHAREHOLDERS’ EQUITY

SHARE CAPITAL (Note 11)
Authorized: unlimited common and preferred shares
Issued and outstanding: 17,621,399 common shares in 2006 and 17,418,338 in 2005	170,739	164,907
ADDITIONAL PAID-IN CAPITAL	5,128	3,510
RETAINED EARNINGS	61,272	91,941
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	1,577	(1,107)

	238,716	259,251

	$371,320	$378,630

Approved by the Board of Directors

, Director	, Director

Hummingbird Ltd.

Consolidated Statements of Earnings

Years ended September 30 (thousands of U.S. dollars, except share data)	2006	2005	2004
SALES	$251,562	$236,102	$220,224
COST OF SALES	34,844	27,977	26,062

GROSS PROFIT	216,718	208,125	194,162

EXPENSES
Sales and marketing	123,306	106,276	94,947
Research and development	48,786	46,392	40,074
General and administration	33,786	24,434	21,241
Restructuring charges (Note 8)	2,277	10,031	—
Other charges (Note 9)	18,233	9,660	—
Amortization of other intangible assets	21,065	19,630	22,892
In-process research and development (Note 2)	—	2,850	—

TOTAL EXPENSES	247,453	219,273	179,154

OPERATING (LOSS) INCOME	(30,735)	(11,148)	15,008
INTEREST INCOME	3,233	2,802	1,435
OTHER INCOME (EXPENSE)	393	325	(30)

(LOSS) INCOME BEFORE INCOME TAXES	(27,109)	(8,021)	16,413

INCOME TAX EXPENSE (RECOVERY) (Note 13)
Current	12,566	6,858	16,192
Deferred	(11,584)	(9,040)	(6,650)

	982	(2,182)	9,542

(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(28,091)	(5,839)	6,871
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE (Note 1b)	(1,369)	—	—

NET (LOSS) INCOME	$(29,460)	$(5,839)	$6,871

BASIC (LOSS) EARNINGS PER SHARE	$(1.69)	$(0.33)	$0.39

DILUTED (LOSS) EARNINGS PER SHARE	$(1.69)	$(0.33)	$0. 39

BASIC WEIGHTED AVERAGE NUMBER OF SHARES (in thousands)	17,474	17,464	17,556

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES (in thousands)	17,474	17,464	17,720

Hummingbird Ltd.

Consolidated Statements of Shareholders’ Equity

Years ended September 30 (thousands of U.S. dollars, except share data)
	Common Shares (Note 11)		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
BALANCE AS AT SEPTEMBER 30, 2003	17,544,953	$164,307	$3,510	$94,640	$(930)	$261,527

COMPREHENSIVE INCOME
Net income	—	—	—	6,871	—	6,871

SHARES REPURCHASED (Note 11)	(215,300)	(2,026)	—	(2,692)	—	(4,718)

STOCK OPTIONS EXERCISED UNDER THE ESOP (Note 11)	118,626	2,240	—	—	—	2,240

BALANCE AS AT SEPTEMBER 30, 2004	17,448,279	164,521	3,510	98,819	(930)	265,920

COMPREHENSIVE LOSS

Net loss	—	—	—	(5,839)	—	(5,839)

Foreign currency translation adjustment	—	—	—	—	(177)	(177)

TOTAL COMPREHENSIVE LOSS	—	—	—	(5,839)	(177)	(6,016)

SHARES REPURCHASED (Note 11)	(95,100)	(900)	—	(1,039)	—	(1,939)

STOCK OPTIONS EXERCISED UNDER THE ESOP (Note 11)	65,159	1,286	—	—	—	1,286

BALANCE AS AT SEPTEMBER 30, 2005	17,418,338	164,907	3,510	91,941	(1,107)	259,251

COMPREHENSIVE LOSS

Net loss	—	—	—	(29,460)	—	(29,460)

Foreign currency translation adjustment	—	—	—	—	2,684	2,684

TOTAL COMPREHENSIVE LOSS	—	—	—	(29,460)	2,684	(26,776)
SHARES REPURCHASED (Note 11)	(79,300)	(751)	—	(1,209)	—	(1,960)
STOCK OPTIONS EXERCISED UNDER THE ESOP (Note 11)	282,361	6,583	(82)	—	—	6,501

STOCK-BASED COMPENSATION EXPENSE (Note 11)	—	—	1,700	—	—	1,700

BALANCE AS AT SEPTEMBER 30, 2006	17,621,399	$170,739	$5,128	$61,272	$1,577	$238,716

Hummingbird Ltd.

Consolidated Statements of Cash Flows

Years ended September 30 (thousands of U.S. dollars)	2006	2005	2004
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES
OPERATING
Net (loss) income	$(29,460)	$(5,839)	$6,871
Add (deduct) items not affecting cash:
Amortization of other intangible assets	21,065	19,630	22,892
In-process research and development	—	2,850	—
Stock-based compensation expense	1,700	—	—
Deferred income taxes	(11,563)	(9,040)	(6,594)
Depreciation	3,184	3,632	3,737
Loss on impairment of fixed assets	1,195	—	—
Cumulative effect of change in accounting principle	1,369	—	—
Changes in operating assets and liabilities:
Accounts receivable	8,752	(5,987)	(1,612)
Unbilled receivables	(464)	168	(266)
Income taxes payable / recoverable	15,225	(8,471)	10,609
Inventory	413	11	(136)
Prepaid expenses	483	387	(1,446)
Other receivables	122	1,113	1,869
Other assets	765	1,082	323
Accounts payable and accrued liabilities	1,491	9,957	(7,969)
Deferred revenue	2,124	5,072	10,820

	16,401	14,565	39,098

INVESTING
Short-term investments - net matured	—	4,943	4,482
Acquisition of subsidiaries - net of cash acquired (Note 2)	(15,655)	(57,923)	(4,532)
Additions to fixed assets	(4,149)	(2,601)	(3,437)
Proceeds on disposition of fixed assets	—	1,309	—

	(19,804)	(54,272)	(3,487)

FINANCING
Addition to (repayment of) other long-term liabilities	1,096	(186)	(2,173)
Shares repurchased (Note 11)	(1,960)	(1,939)	(4,718)
Issuance of shares	6,501	1,286	2,240

	5,637	(839)	(4,651)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,234	(40,546)	30,960
FOREIGN EXCHANGE GAIN ON CASH HELD IN FOREIGN CURRENCY	1,056	—	—
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	84,997	125,543	94,583

CASH AND CASH EQUIVALENTS, END OF YEAR	$88,287	$84,997	$125,543

NON CASH ITEMS
Unpaid contingent consideration (Note 2)	$1,322	$—	$—
Reversal of transaction and termination costs (Note 2)	$(1,429)	$—	$—
Recognition of previously unrecognized tax loss carryforwards (Note 6)	$(1,373)	$—	$—
SUPPLEMENTARY CASH FLOW INFORMATION
Interest paid	$253	$60	$32
Income taxes (received) paid	(3,211)	15,329	5,583
Interest received	3,560	2,947	1,530

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

1.	DESCRIPTION OF THE BUSINESS, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

a)	Description of the business

Hummingbird Ltd. (the “Company”) is an enterprise software solutions company that specializes in the development of decision enabling web-based work environments. Reference to the Company includes the parent company and all of its subsidiaries.

b)	Changes in accounting policy

(i) Stock-based compensation

The Company accounts for stock-based compensation in accordance with the Statement of Financial Accounting Standards No. 123R, “Accounting for Stock-based Compensation” (SFAS 123R). SFAS 123R received approval in January 2005 and requires the recognition of the fair values of stock options granted as compensation expense over the vesting period. Prior to October 1, 2005, as permitted by SFAS 123, the Company did not adopt the provisions in respect of the fair value based method of accounting for all of the employee stock-based transactions and, instead, included the required pro forma disclosure as if this method had been applied for options granted.

Beginning October 1, 2005, the Company adopted the recommendations of SFAS 123R, and has applied the recommendations of this standard using the modified prospective method. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Accordingly, no prior periods were restated or cumulative adjustments recorded upon the adoption of this standard.

The required pro forma disclosure under SFAS 123R, for the effect of compensation related to stock options, is as follows for the comparative periods:

	2005	2004
Net (loss) income – reported	$(5,839)	$6,871
Stock-based compensation expense	(2,970)	(3,473)
Net (loss) income – pro forma	$(8,809)	$3,398
Basic (loss) earnings per share – reported	$(0.33)	$0.39
Diluted (loss) earnings per share – reported	$(0.33)	$0.39
Basic (loss) earnings per share – pro forma	$(0.50)	$0.19
Diluted (loss) earnings per share – pro forma	$(0.50)	$0.19

Refer to Note 11 for additional disclosure on stock-based compensation.

(ii) Asset retirement obligations

In March 2005, the FASB issued FASB Interpretation No. 47: “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” (“FIN 47”) which clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations.” (“SFAS No. 143”). FIN 47 is effective for fiscal years ending after December 15, 2005. Specifically, FIN 47 provides that an asset retirement obligation is conditional when either the timing and (or) method of settling the obligation is conditioned on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair market value of the liability can be reasonably estimated. FIN 47 requires entities to estimate and recognize a liability for costs associated with the retirement or removal of an asset from service regardless of the uncertainty of timing or whether performance will be required.

The Company adopted FIN 47 on September 30, 2006, which resulted in an increase to leasehold improvements of $212 and an increase in liabilities related to asset retirement obligations of $2,098. These asset retirement obligations relate primarily to certain real estate restoration activities related to the office properties leased by the Company under operating lease arrangements.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

The adoption of FIN 47 was reflected in the Company’s consolidated statement of earnings for the year ended September 30, 2006 as the cumulative effect of a change in accounting principle of $1,369, net of tax benefit of $ 517.

Inherent in the fair value calculation of asset retirement obligations are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rate and timing of settlement.

Had FIN 47 been applied retrospectively, pro forma disclosure for the effect of recording asset retirement obligations would be as follows for the comparative periods:

	2006	2005	2004
Balance Sheet
Other long-term liabilities	$2,098	$1,901	$1,689
Statement of Operations
Net (loss) income – reported	$(29,460)	$(5,839)	$6,871
Net (loss) income – pro forma	$(28,057)	$(5,404)	$6,537
Basic (loss) earnings per share – reported	$(1.69)	$(0.33)	$0.39
Diluted (loss) earnings per share – reported	$(1.69)	$(0.33)	$0.39
Basic (loss) earnings per share – pro forma	$(1.61)	$(0.31)	$0.37
Diluted (loss) earnings per share – pro forma	$(1.61)	$(0.31)	$0.37

c)	Significant accounting policies

i)	Generally accepted accounting principles

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

ii)	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary companies. In accounting for acquisitions using the purchase method, the Company has included results of operations of subsidiaries from the effective dates of their respective acquisition. All intercompany transactions are eliminated upon consolidation.

iii)	Cash and cash equivalents

Cash and cash equivalents include investments having an original term to maturity of 90 days or less.

iv)	Unbilled receivables

Unbilled receivables represent amounts accrued for software shipped to customers or consulting, training and other services rendered which will become billable in accordance with various contractual payment terms.

v)	Inventory

Inventory is stated at the lower of cost or net realizable value as determined by the first-in first-out method.

vi)	Other assets

This amount is comprised of payments made to third parties for the licensing of technology used directly or indirectly in the Company’s products, and rent and lease deposits. Third party licensing and technology amounts are amortized over periods ranging from one to five years on a straight-line basis, which approximates the useful life of the asset. Rent and lease deposits are fixed in nature and are recoverable.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

vii)	Fixed assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided as follows:

Buildings	4% declining balance
Laboratory equipment	5 years straight-line
Furniture and fixtures	5 years straight-line
Leasehold improvements	lesser of 5 years or term of lease

The cost of repairs and maintenance is charged to expense as incurred. Renewals and betterments are capitalized. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from the accounts and any gain or loss is recorded in income or expense. The Company continually reviews fixed assets to determine that the carrying values have not been impaired.

viii)	Goodwill and other intangible assets

The Company follows the United States Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. In accordance with SFAS No. 142, goodwill recorded on acquisition is not amortized, but is instead subject to an annual impairment test of all recorded goodwill. This annual test is a two-step process; the first step will test the goodwill for impairment and the second step, if required, will measure the impairment. The test is performed on August 1 of each year, and more frequently if events or changes in circumstances indicate that goodwill may be impaired. Goodwill is tested for impairment at a level of reporting referred to as a reporting unit. The Company as a whole is considered one reporting unit. The first step of the test compares the fair value of the net assets to the carrying value, using various methods and indicators. One of the tests used is to compare the fair value of the outstanding shares on the NASDAQ National Market Site to the carrying value of the Company’s net assets, since quoted market prices in active markets are considered to be the best evidence of fair value. If the carrying value exceeds the fair value, the second step would be performed to compare the implied fair value of the goodwill, which is the excess fair value over the fair value assigned to other assets and liabilities, to the carrying amount of goodwill. When the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized.

For fiscal years 2006, 2005 and 2004, the Company determined there was no impairment of the recorded goodwill.

Other intangible assets (excluding goodwill) are subject to amortization and have useful lives as follows:

Acquired technology	2 to 8 years
Non-competition agreements	2 to 4 years
Trademarks	5 to 10 years
Customer relationships	1 to 5 years
Customer contracts	1 to 5 years

The Company evaluates the recoverability of other intangible assets periodically and takes into account events or circumstances that warrant revised estimates of useful lives or indicate that impairment exists. No impairments of other intangible assets have been identified during any of the periods presented.

ix)	Revenue recognition

The Company follows the provisions of Statement of Position (SOP) 97-2, “Software Revenue Recognition” and Staff Accounting Bulletin (SAB) 104, “Revenue Recognition in Financial Statements.” Revenue is recognized from the sale of software licenses when delivery has occurred based on purchase orders, contracts or other documentary evidence, provided that collection of the resulting receivable is deemed probable by management. A provision is made for estimated sales returns and other insignificant vendor obligations. Revenue from post contract customer support is recognized ratably over the period that the customer support services are provided, which is generally one year. The amount of revenue allocated to this undelivered service is based on the vendor-specific objective evidence of its fair value using the residual method. Under the residual method, the total fair value of the undelivered service, as indicated by vendor-specific objective evidence, is recorded as unearned, and the difference between the total contract fee and the amount recorded as unearned for the undelivered service is recognized as revenue related to delivered elements of the contract. Revenues from consulting, training and other services are recognized as services are performed. Deferred revenue represents unearned income associated with support agreements, software license revenue where significant vendor obligations remain and any other situations where payments are received in advance of revenue recognition.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

x)	Foreign currency translation

The functional currency of the parent company and certain of its subsidiaries is the U.S. dollar. For these subsidiaries and the parent company, monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate of exchange prevailing at year end while all other balance sheet items are translated at historic rates. Revenue and expense items are translated at the rate of exchange in effect on the transaction dates. Realized and unrealized foreign exchange transaction gains and losses are included in income in the year in which they are measured and are disclosed in Note 15.

For subsidiaries using a functional currency other than the U.S. dollar, all assets and liabilities are translated into U.S. dollars using the exchange rates in effect at year end. Revenue and expense items are translated at exchange rates in effect on the transaction dates. Translation gains and losses resulting from changes in exchange rates are reported in other comprehensive income (loss) in shareholders’ equity.

During the quarter ended December 31, 2005, the Company made operational changes to certain of its foreign subsidiaries in Europe and Asia in a response to changes in those markets. Accordingly, the Company assessed the operations of these subsidiaries in an effort to determine whether there had been any changes in their functional currency. Upon this review, it was determined that the functional currency of various subsidiaries had changed to other than the U.S. dollar. Therefore, effective October 1, 2005, these subsidiaries prospectively changed their method of accounting for foreign currency translation.

xi)	Income taxes

The Company calculates its provision for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires an asset and liability approach to financial accounting for income taxes. This approach recognizes the amount of taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequences of events recognized in the financial statements and tax returns. Deferred income taxes are adjusted to reflect the effects of enacted changes in tax laws or tax rates.

In establishing the appropriate income tax valuation allowances, the Company assesses the realizability of its net deferred tax assets quarterly and, based on all available evidence, both positive and negative, determines whether it is more likely than not that the net deferred tax assets, or a portion thereof, will be realized.

xii)	Investment tax credits

Investment tax credits arising from qualifying scientific research and experimental development efforts are recorded as reductions of income tax expense when there is reasonable assurance the credits will be realized.

xiii)	Lease inducements

Lease inducements represent leasehold improvements paid for by the landlord and the value of rent-free periods. Lease inducements are amortized on a straight-line basis over the periods of the leases and the amortization is recorded as a reduction of rent expense.

xiv)	Software development costs

The Company expenses research costs when they are incurred. Software development costs are expensed as incurred unless they meet the criteria for deferral and amortization required by generally accepted accounting principles. Development costs incurred prior to the establishment of technological feasibility are expensed, as they do not meet the capitalization criteria. Capitalized costs are amortized on a straight-line basis over the remaining economic lives of the related products, not exceeding two years. The Company reassesses the relevant criteria for deferral and amortization at each reporting date. There have been no costs capitalized and amortized for the periods presented.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

xv)	Derivatives

The Company’s net earnings and cash flows may be negatively impacted by fluctuating foreign exchange rates. To effectively manage this risk, the Company may enter into foreign currency contracts. The Company applies the recommendations of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and the corresponding amendments under SFAS 138 and 149. Pursuant to these accounting standards, for a derivative designated as an accounting hedge, the effective portions of the changes in the fair value of the derivative are recorded in other comprehensive income (loss) and are recognized in net earnings when the hedged item affects net earnings. Ineffective portions of changes in the fair value of the hedge are recognized in net earnings. If the derivative used is not designated as an accounting hedge relationship or if it becomes ineffective, changes in fair value of the derivative are recognized in net earnings. During the years ended September 30, 2006, 2005 and 2004, the Company did not enter into any derivative contracts.

xvi)	Guarantees

The Company follows the FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others”, an interpretation of SFAS Nos. 5, 57 and 107, and rescission of FIN 34, “Disclosure of Indirect Guarantees of Indebtedness of Others”. FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations do not apply to product warranties or to guarantees accounted for as derivatives.

xvii)	Comprehensive income (loss)

Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to changes in net assets from transactions which are not included in net income (loss). These changes are recorded as a separate component of shareholders’ equity. Other comprehensive income (loss) includes the foreign currency translation adjustments for subsidiaries that have a functional currency other than the U.S. dollar.

xviii)	Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for items and matters such as allowance for doubtful accounts, asset valuations, impairment assessments, income taxes, employee benefits, purchase price allocations, restructuring and other provisions, and contingencies.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

2.	ACQUISITIONS

There were no significant acquisitions during the year ended September, 30 2006; however, there was contingent consideration recognized and paid with respect to the prior year’s acquisition, as described below.

RedDot Solutions AG

On June 21, 2005, the Company acquired 100% of the issued and outstanding shares of RedDot Solutions AG (“RedDot”).

RedDot, based in Germany with operations in the U.S.A, the United Kingdom, Germany, Australia, Italy and Poland, was a privately held content management software company specializing in delivering content management solutions to mid-size enterprises. The acquisition of RedDot has created a strong foundation for product integration and market development to address the needs of mutual customers of RedDot and the Company.

Under the terms of the acquisition, the Company paid cash of $47,904 for RedDot and, based upon the financial performance of RedDot for its fiscal year ended December 31, 2005, was required to record an additional amount for contingent consideration of $16,977. The Company paid contingent consideration of $15,655 during fiscal 2006 and the balance of $1,322 is recorded as an other payable as of September 30, 2006.

In accordance with SFAS No. 141, the contingent consideration was not recorded in the purchase price as of the date of acquisition because the amount was not determinable beyond a reasonable doubt, at that time. Furthermore, following the guidelines specified in Emerging Issues Task Force (EITF) No. 95-8 “Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination”, the contingent consideration was accounted for as goodwill.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

The following table summarizes the estimated fair value of assets acquired and liabilities assumed:

Current assets (including cash of $2,401)	$6,418
Fixed assets	600
Current liabilities	(7,092)
Deferred income taxes	(6,927)
Other intangibles assets:
Acquired technology	8,700
In-process research and development	2,850
Non-competition agreements	4,250
Customer relationship	2,700
Trademarks	5,100
Goodwill	49,410

$66,009

Consideration given:
Cash	$47,904
Contingent consideration	16,977
Transaction costs (gross amount $1,259 less tax benefit of $131) *	1,128

$66,009

*	- Amounts were adjusted during the year ended September 30, 2006, as described in this note.

The acquisition was accounted for as a purchase transaction in accordance with SFAS No. 141 and accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values at the date of the acquisition. In calculating the amounts allocated to assets and liabilities acquired, including intangible assets and in-process research and development (“IPR&D”), the Company used established valuation techniques accepted in the high technology industry, including the income method, which discounts expected future cash flows to present value, cash method and market method. Consideration was given to relevant market sizes and growth factors, expected industry trends, product sales cycles, and the estimated lives of each product’s underlying technology. For IPR&D, consideration was also given to the projects’ stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development and the estimated cost to complete the projects.

The estimated fair value of acquired in-process research and development of $2,850 from the acquisition of RedDot was expensed in fiscal 2005, as the technological feasibility of the project had not been achieved and no alternative future uses had been established.

The other acquired intangible assets (excluding goodwill) are subject to amortization and have weighted average useful lives as follows:

Acquired technology	5 years
Non-competition agreements	2 years
Customer relationships	5 years
Trademarks	5 years

Goodwill recorded as a result of this transaction will not be amortized, but will be tested annually for impairment as described in Note 1.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

In accordance with EITF No. 95-3, “Recognition of Liabilities in Connection with a Business Combination”, the Company recognized liabilities, net of tax benefit, in connection with the acquisition of RedDot. This amount is included in the purchase price and represented severance and related charges and transaction costs, including professional fees. Of the remaining liabilities recognized in connection with the RedDot acquisition, $400 remains accrued as at September 30, 2006. This balance is made up of professional fees, which are expected to be paid over the next three months.

At the date of acquisition, transaction costs were initially estimated at $3,222, comprised of $1,350 for anticipated restructuring charges related to staff termination costs for RedDot employees worldwide and $1,872 for transaction costs, including professional fees. During the year it was determined that the circumstances around the anticipated restructuring had changed and estimated employee costs of $1,250 were reversed. Along with this, the estimated transaction costs were reduced by $713. These amounts, less the original tax benefit set up of $534, were accounted for as a reduction of goodwill.

Amounts paid in respect of termination costs during the year ended September 30, 2006, totaled $67. The following table provides a continuity of the restructuring costs:

	Employee Costs	Other	Total
Integration costs on RedDot acquisition in 2005	$1,250	$100	$1,350
Amounts paid in 2005	—	(33)	(33)

Balance September 30, 2005	1,250	67	1,317
Amounts paid in 2006	—	(67)	(67)
Reversal of staff termination costs	(1,250)	—	(1,250)

Balance September 30, 2006	$—	$—	$—

The results of operations of RedDot have been included in the Company’s financial statements subsequent to the date of acquisition.

Legal Key Technologies, Inc.

During fiscal 2003, the Company acquired Legal Key Technologies, Inc. (“LegalKEY”). The terms of the agreement included contingent consideration based on the agreed upon financial performance in the calendar years of 2003 and 2004. The Company made payments of $823 and $810 in fiscal 2005 and 2004 respectively in relation to this contingent consideration. These contingent payments were accounted for as goodwill.

Valid Information Systems Limited

During fiscal 2003, the Company acquired Valid Information Systems Limited (“Valid”). Under the terms of the acquisition, the Company paid cash of $15,778 towards the purchase price of $16,609. The remaining amount of $831 was payable 30 months from the date of acquisition and has been subsequently paid (see Note 10). The terms of the agreement included contingent consideration based on the agreed upon financial performance in Valid’s fiscal years of 2004 and 2005. The Company recorded $11,267 in fiscal 2005 in relation to this contingent consideration, of which $9,026 was allocated to goodwill and the balance of $2,241 was recorded as other charges (see Note 9). For the fiscal year 2004, the Company paid $3,722 in relation to this contingent consideration which was recorded as goodwill.

3.	CASH AND SHORT-TERM INVESTMENTS

Cash and cash equivalents includes highly liquid investments having an original term to maturity of 90 days or less.

As at September 30, 2006 and 2005, the Company had $nil in short-term investments having an original term to maturity of greater than 90 days. Short-term investments that matured during fiscal 2004 were invested primarily in commercial paper and money market funds, none of which had a maturity date greater than six months.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

4.	ALLOWANCE FOR DOUBTFUL ACCOUNTS

Total
Balance as at September 30, 2004	$11,954
Bad debt expense	2,086
Write off/adjustments	(2,161)

Balance as at September 30, 2005	11,879
Bad debt expense	5,839
Write off/adjustments	(126)

Balance as at September 30, 2006	$17,592

5.	FIXED ASSETS

	2006			2005
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Land and buildings	$4,097	$1,402	$2,695	$3,678	$1,262	$2,416
Laboratory equipment	45,905	40,726	5,179	44,554	37,552	7,002
Furniture and fixtures	9,775	8,816	959	9,513	8,519	994
Leasehold improvements	5,797	4,597	1,200	4,169	2,997	1,172

	$65,574	$55,541	$10,033	$61,914	$50,330	$11,584

For the years ended September 30, 2006, 2005 and 2004, depreciation was $4,553, $3,632 and $3,737 respectively. For the year ended September 30, 2006 a loss on impairment of laboratory equipment was recorded in the amount $1,195. (2005 – $nil, 2004 - $nil).

6.	GOODWILL AND OTHER INTANGIBLE ASSETS

	2006			2005
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Acquired technology	$110,607	$92,003	$18,604	$110,607	$79,394	$31,213
Trademarks	26,895	17,273	9,622	26,895	14,032	12,863
Non-competition agreements	10,555	8,620	1,935	10,555	5,048	5,507
Other intangibles	25,373	22,680	2,693	25,266	22,235	3,031

Total intangible assets subject to amortization	173,430	140,576	32,854	173,323	120,709	52,614
Goodwill	215,057	49,494	165,563	200,882	49,494	151,388

	$388,487	$190,070	$198,417	$374,205	$170,203	$204,002

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

The following table provides a summary of goodwill and should be read in conjunction with Note 2:

Total
Balance as at September 30, 2004	$155,784
Additions during the year due to:
Acquisition	35,249
Contingent consideration	9,849

Balance as at September 30, 2005	200,882
Additions during the year due to:
Contingent consideration	16,977
Reduction during the year due to:
Transaction costs	(654)
Integration costs	(775)
Recognition of previously unrecognized tax loss carryforwards	(1,373)

Balance as at September 30, 2006	$215,057

The estimated amortization of the other intangible assets for the next four years is as follows:

2007	$16,462
2008	8,160
2009	4,782
2010	3,450

$32,854

7.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2006	2005
Accounts payable – trade	$9,438	$10,632
Accruals:
Trade payables	11,980	5,283
Payroll related	11,313	8,668
Acquisition related	400	2,753
Restructuring (Note 8)	21	5,803
Other	608	833

	$33,760	$33,972

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

8.	RESTRUCTURING CHARGES

During fiscal 2005, the Company undertook a thorough review of its global operations and, in particular, considered areas where there was an overlap in its operations due to recent acquisitions. In its review, the Company considered the changing market conditions, which have impacted sales and profitability since these acquisitions were made in 2003. Pursuant to this review, it was determined that a restructuring (“First Plan”) was necessary to reduce the Company’s cost structure and to refocus its future operating strategy. As a result, restructuring charges of $770, relating to 19 terminated employees, were recorded during the year ended September 30, 2006 (2005 – $8,832 relating to 37 terminated employees, 2004 – $nil). The First Plan has been completed; however, amounts will be paid over the next six months against the balance outstanding. A significant portion of the restructuring charge relates to a small group of employees.

Later in fiscal 2005, as part of the continuous review of its global operations, the Company believed that there were still some areas where the cost structure could be reduced to achieve further efficiencies in operations. Pursuant to this review, it was determined a second restructuring (“Second Plan”) was required. As a result, restructuring charges of $1,938, relating to staff costs in respect of an additional 62 terminated employees, were recorded during the year ended September 30, 2006 (2005 – $1,199 relating to staff costs in respect of an additional 45 terminated employees, 2004 – $nil). The Second Plan has been completed and there are no further amounts to be paid.

Restructuring costs recognized but remaining to be paid from the First Plan as at September 30, 2006 are as follows:

Total
Restructuring charge – First Plan	$8,832

Amounts paid	(3,262)

Balance outstanding – September 30, 2005	5,570

Restructuring charge	770

Adjustment	(431)

Amounts paid	(5,888)

Balance outstanding – September 30, 2006	$21

Restructuring costs recognized, but remaining to be paid from the Second Plan as at September 30, 2006 are as follows:

Total
Restructuring charge – Second Plan	$1,199

Amounts paid	(966)

Balance outstanding – September 30, 2005	233

Restructuring charge	1,938

Amounts paid	(2,171)

Balance outstanding – September 30, 2006	$—

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

9.	OTHER CHARGES

The Company recorded other charges in the amount of $18,233 during the year ended September 30, 2006 (2005 – $9,660, 2004 – $nil) as follows:

a.	Corporate charges relating to acquisitions and other development initiatives of $18,073 (2005 – $1,569) The majority of these charges relate to a proposed acquisition by Symphony Technology Group, that was terminated August 4, 2006, and the acquisition by Open Text Corporation as further described in note 18.

b.	Other costs relating to the write down of furniture and fixtures, laboratory equipment and the write off of certain receivables of $160 (2005 – $589). During fiscal 2005, the Company had various recoverable amounts representing primarily legacy sales tax receivables resulting from acquired companies and the periods of integration of these companies. Management completed an analysis of these amounts and determined that an allowance of $1,147 was required. There was no allowance for legacy sales tax receivables charges during the current fiscal year.

c.	During fiscal 2005, there were retiring allowances and special payments, including payroll taxes, provided to certain senior management of $4,114. There were no charges of this nature during the current fiscal year.

d.	During fiscal 2005, contingent consideration of $2,241 was paid to certain employees of Valid, under the terms of the purchase and sale agreement, upon Valid achieving agreed upon financial performance. There were no charges of this nature during the current fiscal year.

10.	OTHER LONG-TERM LIABILITIES

Other long-term liabilities consists of the following:

	2006	2005
Asset retirement obligations (Note 1b)	$2,098	$—

Lease inducements	60	172

Retention money on 2003 acquisition (Note 2)	—	831

Long-term debt is comprised of:

Capital lease obligations	2	58

Term loans	—	3

	2,160	1,064

Less: amounts due within one year	(1,051)	(997)

	$1,109	$67

Capital lease obligations are comprised of various leases for automobiles, bearing interest from 10.0% to 15.0% per annum,

and are secured by the underlying assets.

During the year ended September 30, 2006, interest expense on long-term debt was $6 (2005 – $11, 2004 – $30).

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

11.	SHARE CAPITAL

Authorized

Unlimited number of common shares, no par value.

Unlimited number of preferred shares issuable in series and whose attributes shall be fixed by the Board of Directors prior to issue.

Share Issuances

During the year, 282,361 common shares were issued pursuant to the Employee Stock Option Plan for proceeds of $6,501(2005 – 65,159 for $1,286; 2004 – 118,626 for $2,240). The stock-based compensation expense previously recognized relating to these options was $82 (2005 and 2004 – $nil).

Share Repurchase Program

On December 8, 2005, the Company announced that it had received approval to commence a normal course issuer bid (the “2006 Bid”) for up to 1,500,000 of its common shares. The 2006 Bid was conducted at prevailing market prices on the Toronto Stock Exchange or the NASDAQ National Market Site, and all shares purchased under the 2006 Bid were cancelled. The 2006 Bid commenced on December 13, 2005. During its year ended September 30, 2006, the Company repurchased and cancelled 79,300 shares at an average price of $24.70 per share for a total consideration of $1,960, which has been applied to reduce share capital and retained earnings by $751 and $1,209, respectively.

On November 22, 2004, the Company announced that it had received approval to commence a normal course issuer bid (the “2005 Bid”) for up to 1,500,000 of its common shares. The 2005 Bid was conducted at prevailing market prices on the Toronto Stock Exchange or the NASDAQ National Market Site, and all shares purchased under the 2005 Bid were cancelled. The 2005 Bid commenced on November 24, 2004, and terminated November 23, 2005. During its year ended September 30, 2005, the Company repurchased and cancelled 95,100 shares at an average price of $20.40 per share for a total consideration of $1,939, which has been applied to reduce share capital and retained earnings by $900 and $1,039, respectively.

On November 13, 2003, the Company received approval to commence a normal course issuer bid (the “2004 Bid”) for up to 1,000,000 of its common shares at prevailing market prices on the Toronto Stock Exchange or the NASDAQ National Market Site. The 2004 Bid commenced on November 17, 2003, and terminated on November 16, 2004. During its year ended September 30, 2004, the Company repurchased and cancelled 215,300 shares under the 2004 Bid at an average price of $21.92 per share for a total consideration of $4,718, which was applied to reduce share capital and retained earnings by $2,026 and $2,692, respectively.

Employee Stock Option Plan

The Company’s current stock option plan, the 1996 Employee Stock Option Plan (“1996 ESOP”), has been in effect since January 1996 and was approved by the Shareholders at the Company’s annual and special meeting on March 19, 1996 (amended March 25, 1997 and further amended effective May 14, 1999, September 1999, March 23, 2000, and March 23, 2001). Under the 1996 ESOP, the Company has, pursuant to Shareholders’ approval, progressively increased the number of shares available for issue under the ESOP. At September 30, 2006, a maximum of 5,286,596 common shares were reserved for issuance under the ESOP.

One third of such options become exercisable on each of the three anniversaries after the respective date of grant. Options are exercisable for six years after their date of grant. Over the past several years, the Company has experienced annual options exercises of no more than 120,000 shares; however, during the quarter ended June 30, 2006 there were 217,527 options exercised due to a proposed acquisition transaction that was terminated. The Company did not experience a significant number of further exercises during the remainder of the current fiscal year.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

The following is a summary of stock options granted, exercised and cancelled in the last three years:

	Number of Options	Range of Exercise Prices	Weighted Average Exercise Price *
Outstanding as at September 30, 2003	2,935,316	$20.63 –$ 62.55	$31.40
Granted	335,050	25.05 – 28.60	26.62
Exercised	(118,626)	20.63 – 30.21	22.31
Cancelled or expired	(512,499)	20.63 – 62.55	37.48

Outstanding as at September 30, 2004	2,639,241	20.63 – 62.55	34.38
Granted	96,000	23.86 – 28.17	25.96
Exercised	(65,159)	20.63 – 24.13	21.10
Cancelled or expired	(443,604)	20.63 – 62.55	35.09

Outstanding as at September 30, 2005	2,226,478	21.07 – 62.55	34.38
Granted	157,000	22.73 – 23.50	23.46
Exercised	(282,361)	21.07 – 26.99	23.06
Cancelled or expired	(903,864)	21.74 – 62.55	46.75

Outstanding as at September 30, 2006	1,197,253	$21.74 –$ 43.09	$25.81

The following stock options have been granted and remain outstanding at September 30, 2006:

Options Outstanding				Options Exercisable
Range of Exercise Prices *	Number of Options	Weighted Average Exercise Price *	Weighted Average Remaining Life in Years	Number of Options	Weighted Average Exercise Price *
$ 21.74 – $ 25.64	745,953	$23.58	2.7	512,175	$23.33
26.73 – 28.70	281,400	27.46	3.3	194,733	27.51
30.22 – 43.09	169,900	32.89	1.1	169,900	32.89

	1,197,253	$25.81	2.6	876,808	$26.11

Employee stock options outstanding and exercisable were as follows for the year ended September 30, 2006:

	Number of Options	Weighted Average Exercise Price *	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value * ($ 000’s)
Outstanding as at September 30, 2006	1,197,253	$25.81	2.6	$3,294

Outstanding and exercisable as at September 30, 2006	876,808	$26.11	2.1	$1,967

The weighted average grant-date fair value of stock options granted during the years ended September 30, 2006, 2005 and 2004 was $9.08, $9.83, and $10.12, respectively. The total intrinsic value of stock options exercised during the years ended September 30, 2006, 2005 and 2004 was $702, $290, and $730, respectively.

As of September 30, 2006, there was $2.1 million in unrecognized stock-based compensation cost related to the nonvested stock options granted under the plan. This cost is expected to be recognized over a weighted average period of 1.4 years. The total grant-date fair value of stock options vested during the years ended September 30, 2006, 2005 and 2004 was $2,747, $4,369, and $4,708, respectively.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

The following is a summary of nonvested stock options for the last three years:

	Number of Options	Weighted Average Grant-date Fair Value *
Nonvested as at September 30, 2003	958,409	$9.93
Granted	335,000	10.12
Vested	(428,923)	9.84
Cancelled or expired	(56,641)	10.95

Nonvested as at September 30, 2004	807,845	9.99
Granted	96,000	9.83
Vested	(405,258)	9.67
Cancelled or expired	(62,803)	10.72

Nonvested as at September 30, 2005	435,784	10.14
Granted	157,000	9.08
Vested	(238,139)	10.35
Cancelled or expired	(34,200)	9.41

Nonvested as at September 30, 2006	320,445	$9.55

* The option prices listed above are based on the sale prices as per the Toronto Stock Exchange, which is in Canadian dollars. This value has been converted to U.S. dollars based on the exchange rate on September 30, 2006.

Stock-based Compensation and Other Stock-based Payments

The Company accounts for stock-based compensation in accordance with the SFAS 123R. For the year ended September 30, 2006, the Company expensed $1,700 related to stock options granted to employees. Under Canadian tax law, there is no tax effect on the expensing of options. This amount has been allocated to general and administration expenses based on the approximate employee ownership of the stock options used in the expense calculation. During the years ended September 30, 2005 and 2004, there were no amounts recognized for stock-based compensation expense.

The Black-Scholes option value model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, and requires the input of assumptions, including the expected stock price volatility. The Company estimates expected volatility based upon historical data, and expected option life based upon historical data and other information. The options granted to employees have characteristics significantly different from those of traded options, and changes in the input assumptions can materially affect the fair value estimates. The Company uses the Black-Scholes option-pricing model, with the following weighted average assumptions, to measure the fair value of stock options issued during the period, which is allocated to compensation expense on a straight-line basis over the vesting period of the award:

	2006	2005	2004
Expected dividend	0.0%	0.0%	0.0%
Expected volatility	36.0%	39.0%	41.8%
Risk-free interest rate	4.0%	4.0%	4.0%
Expected option life in years	5	4	4
Weighted average stock option fair value per option granted	$8.74	$8.98	$8.46

12.	LOSS PER COMMON SHARE

Basic loss per share has been calculated based on the weighted average number of common shares without the inclusion of dilutive effects. Diluted loss per share are calculated based on the weighted average number of common shares plus dilutive common share equivalents outstanding which, in the Company’s case, consist entirely of stock options. The following is a reconciliation of shares used in the calculation:

(thousands of shares)	2006	2005	2004
Weighted average number of basic shares outstanding	17, 474	17, 464	17,556
Incremental shares to be issued if stock options “in the money” are exercised	—	—	164

Weighted average number of diluted shares outstanding	17,474	17,464	17,720

For the year ended September 30, 2006 and 2005, all options (2004 – 1,934,209) to purchase shares were excluded in the diluted share calculation because they were anti-dilutive for loss per share purposes.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

13.	INCOME TAXES

The Company’s income tax expense varies from tax computed using statutory rates due to the following:

	2006	2005	2004
(Loss) income before income taxes	$(27,109)	$(8,021)	$16,413

Combined basic Federal and Provincial income taxes at 36.12%, (36.12%—2005, 36.25% – 2004)	$(9,791)	$(2,897)	$5,950
Increase (decrease) resulting from:
Change in valuation allowance	12,347	(1,008)	4,670
Foreign rate differences	(205)	(359)	460
Non-deductible amortization of intangibles	(79)	907	1,142
Effects on deferred tax amounts from changes in income tax rates	(20)	—	2,141
Non-deductible amounts	1,445	3,101	2,175
Investment tax credits	(5,650)	(1,750)	(1,600)
Other	2,935	(176)	(5,396)

Income tax expense (recovery)	$982	$(2,182)	$9,542

The income tax expense is made up of the following components:

	2006	2005	2004
Current income tax expense	$12,565	$6,858	$16,192
Deferred income tax (recovery) expense relating to:
Temporary differences	(11,563)	(9,040)	(8,791)
(Decrease) increase in income tax rate	(20)	—	2,141

Income tax expense (recovery)	$982	$(2,182)	$9,542

The Company’s deferred tax assets and (liabilities) consisted of the following:

	2006	2005	2004
Deferred tax assets
Temporary differences:
Tax value of fixed assets in excess of net book value	$1,113	$—	$678
Expenses not currently deductible for tax purposes	18,589	10,087	6,755

	19,702	10,087	7,433
Loss carry-forwards, scientific research and development expenditures, and investment tax credits	34,397	47,821	52,236

	54,099	57,908	59,669

Deferred tax liabilities
Temporary differences:
Net book value of fixed assets in excess of tax values	—	(629)	—
Net book value of identifiable intangible assets in excess of tax bases	(12,005)	(20,691)	(19,727)
Net book value of other assets in excess of tax values	—	(241)	(271)

	(12,005)	(21,561)	(19,998)
Valuation allowance	(39,913)	(46,655)	(51,069)

Net deferred tax assets (liabilities)	$2,181	$(10,308)	$(11,398)

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

A valuation allowance of $39,913 (2005—$46,655, 2004—$51,069) has been recorded for a portion of the deferred tax asset attributable to certain tax loss carry-forwards, scientific research and development expenditures, and investment tax credits carried forward as it is more likely than not that the income tax benefit will not be realized.

The Company has approximately $0.6 million of domestic non-capital loss carryforwards and has $76.6 million foreign non-capital loss carryforwards of which $65.2 million have no expiry date and $12.0 million will expire between 2007 and 2024. Approximately $2.9 million of the operating losses are U.S. losses that are restricted and can only be used against profits in accordance with a statutory formula. In addition, investment tax credits of $7.3 million will expire between 2014 and 2016.

14.	COMMITMENTS, CONTINGENCIES AND GUARANTEES

Commitments

The Company has entered into agreements related to operating leases for premises, automobiles and equipment requiring payments as follows:

2007	$6,164
2008	4,637
2009	4,096
2010	2,756
2011	1,534
Thereafter	2,305

$21,492

Product Warranties and Indemnities

The Company’s standard warranty covers a 90-day period and warrants against substantial nonconformance to the published documentation at time of delivery. The Company has not experienced any material returns where it was under obligation to honor this standard warranty, and as such there is no warranty provision recorded in the consolidated financial statement.

The Company’s software license agreements generally include certain provisions for indemnifying customers against liabilities if the Company’s software products infringe a third party’s intellectual property rights. Furthermore, certain of the Company’s software license agreements also include provisions indemnifying customers against liabilities in the event the Company breaches confidentiality. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in these consolidated financial statements.

Letters of Credit and Guarantees

As of September 30, 2006, the Company had various letters of credit and guarantees outstanding relating to leased premises and customer contracts, and had unused lines of credit that total approximately $1,000.

Other Contingencies

The Company is subject to various claims and proceedings, which have been instituted against it during the normal course of business and has made provisions for matters where an estimate of damages can be made. Management believes that the disposition of the matters pending or asserted, for which provision has not been made, is not expected to have a material adverse effect on the financial position of the Company or its results of operations.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

15.	FINANCIAL INSTRUMENTS

Foreign Exchange Risk

The Company’s objective with respect to managing foreign currency exposure is to neutralize the impact of foreign currency exchange movements. To achieve this objective, the Company may, from time to time, enter into foreign currency transactions either on the spot or in foreign markets to hedge foreign currency receivables and payables. It is the Company’s policy to enter into foreign exchange contracts only with major Canadian chartered banks and major international banks, and therefore the Company does not anticipate non-performance by these parties. As at September 30, 2006, the Company had no foreign exchange contracts outstanding. For the years ended September 30, 2006, 2005 and 2004 the Company recognized net foreign exchange translation gains (losses) of $2, $(2,156) and $2,219, respectively. These amounts have been charged or credited to sales and marketing expenses.

Concentration of Credit Risk

Surplus cash is invested according to the Company’s investment policy, which states the primary objective as the preservation of capital. Investment credit risk is managed by limitations placed on the grade of securities, diversification of issuers and limitations on terms to maturity. Cash and cash equivalents at September 30, 2006, 2005 and 2004 were invested in high quality money market instruments purchased through major banks and financial institutions.

The Company markets and supports its products internationally, both directly and through resellers, and is not dependent on any single customer, group of customers or suppliers. Credit risk related to the Company’s trade receivables is minimized due to its large customer base, geographical distribution and diversification of operations.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, other long-term debt, other liabilities, accounts payable and accrued liabilities approximate their fair values due to their short-term nature.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

16.	SEGMENT INFORMATION

The Company operates and manages its businesses in one industry segment—the computer software development industry. Within this business segment, the Company derives its revenue from two principal product families: (i) Hummingbird Enterprise; and, (ii) Hummingbird Connectivity. Hummingbird Enterprise is comprised of Hummingbird’s solutions for document and content management, records management, knowledge management, collaboration, data integration and business intelligence. Hummingbird Connectivity includes the Company’s software applications for accessing mission-critical back office applications and legacy data from Windows desktops.

Sales by Product Line

	2006	2005	2004
Hummingbird Enterprise	$183,395	$169,108	$150,195
Hummingbird Connectivity	68,167	66,994	70,029

	$251,562	$236,102	$220,224

Sales and Long-lived Assets by Country of Origin

Sales	2006	2005	2004
U.S.A.	$120,003	$107,951	$108,223
Canada	20,324	18,501	18,562
U.K.	33,941	37,964	35,503
Rest of Europe	66,724	58,828	51,530
Asia Pacific	10,570	12,858	6,406

	$251,562	$236,102	$220,224

Long- lived Assets	2006	2005
Fixed assets and other assets
U.S.A.	$730	$1,366
Canada	6,250	8,558
U.K.	1,435	970
Rest of Europe	2,368	2,412
Asia Pacific	570	346

Total fixed assets and other assets	11,353	13,652
Goodwill and other intangible assets	198,417	204,002

	$209,770	$217,654

It is not practicable to allocate goodwill and other intangible assets by country of origin.

Geographical distribution of sales by customer location was approximately as follows:

	2006	2005	2004
U.S.A.	$117,788	$106,983	$107,503
Canada	16,563	13,484	13,703
U.K.	38,081	40,701	38,951
Rest of Europe	62,577	56,091	48,085
Other	16,553	18,843	11,982

	$251,562	$236,102	$220,224

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

17.	NEW ACCOUNTING PRONOUNCEMENTS

Inventory Costs—SFAS No. 151

In December 2004, the FASB issued SFAS No. 151, which clarifies the accounting for unusual costs and the allocation of fixed production costs. For the Company, this standard is effective for fiscal year 2006. The Company determined that this standard did not have a material impact on the consolidated financial statements.

Accounting Changes and Error Corrections—SFAS No. 154

In May 2005, the FASB issued SFAS No. 154, which replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28”. SFAS No.154 provides guidance on the accounting for and reporting of changes in accounting principles and error corrections. SFAS No. 154 requires retrospective application to prior period financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS No. 154 also requires certain disclosures for restatements due to corrections of an error. For the Company, SFAS No. 154 is effective for accounting changes and corrections of errors made in its fiscal year beginning on October 1, 2006. The impact that the adoption of SFAS No. 154 will have on the Company’s consolidated financial statements will depend on the nature of future accounting changes adopted by the Company and the nature of transitional guidance provided in future accounting pronouncements by the FASB.

Accounting for Uncertainty in Income Taxes – FIN 48

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An interpretation of FASB Statement No. 109” (“FIN 48”), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken, in a tax return. The provisions of FIN 48 will be effective for the Company as of October 1, 2007. The Company is currently evaluating the impact of adopting FIN 48.

Considering the Effects of Prior year Misstatements when Quantifying Current year Misstatements – SAB 108

In September 2006, the United States Securities Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior year Misstatements when Quantifying Current year Misstatements” (“SAB 108”). SAB 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. The provisions of SAB 108 will be effective for the Company as of October 1, 2007. The Company is currently evaluating the impact of adopting SAB 108.

Fair Value Measurements—SFAS 157

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. The provisions of SFAS 157 will be effective for the Company as of October 1, 2007. The Company is currently evaluating the impact of adopting SFAS 157.

Hummingbird Ltd.

Notes to Consolidated Financial Statements

September 30, 2006, 2005, 2004 (amounts in thousands of U.S. dollars, except share data)

18.	SUBSEQUENT EVENT

Acquisition

On October 2, 2006, the Company was acquired by Open Text Corporation (“Open Text”), through its wholly owned subsidiary 6575064 Canada Inc. Open Text acquired all of the issued and outstanding common shares of the Company at a cash price of $27.85 per common share which, together with the 764,850 common shares owned by Open Text prior to the transaction, represented all of the issued and outstanding shares. The transaction is valued at approximately $491 million and was previously announced by the Company on August 4, 2006.

The transaction was completed pursuant to a plan of arrangement under section 192 of the Canada Business Corporations Act and an arrangement agreement made as of August 4, 2006, which was amended on September 19, 2006, among the Company, Open Text and 6575064 Canada Inc.

The Company’s common shares were delisted from the Toronto Stock Exchange and the NASDAQ after the close of business on October 2, 2006.